501 Commerce Street
Nashville, TN 37203
www.alliancebernstein.com

September 28, 2026                                     Exhibit 10.2

Mr. Onur Erzan

Dear Onur:

In this letter, we are pleased to outline the details of our offer of your continued employment by AllianceBernstein L.P. (“AB” or the “Company”) as our next President and Chief Executive Officer (“CEO”).

You will be promoted from President to President and CEO of the Company and appointed to the Board of Directors of AB (the “Board”) effective April 1, 2027 (the “Transition Date”). You will remain employed as President from the date hereof until the Transition Date. As President and CEO, you shall have all duties and authorities commensurate with the position of President and CEO. All executives of the Company shall report directly or indirectly to you. You shall provide your services at the Company’s primary New York offices. Subject to full compliance with the Company’s Code of Business Conduct and Ethics, you shall be permitted to (i) engage in charitable, civic and educational activities, (ii) manage your personal investments and (iii) serve on the board of a non-publicly traded for-profit entity, so long as such activities do not materially interfere or conflict with your duties to AB.

Compensation. Effective January 1, 2027 (the “Effective Date”), your base annual salary will be $650,000 less required withholdings. You will also remain eligible to participate in our year-end compensation program. As you know, a portion of year-end compensation is awarded in cash, and a portion is awarded in the form of long term incentive compensation. The amount of year-end compensation, if any, will be determined by the Compensation Committee of the Board (the “Committee”) based on factors that it deems relevant, which may include, but will not be limited to, the Firm’s financial results as well as your contributions to the Company during the calendar year and will be allocated with a split of cash (45%) / deferred compensation (55%) as deemed an appropriate allocation by the Committee due to the seniority and criticality of the AB CEO role. Vesting terms may vary based on type, size and purpose of the award.
This compensation is typically payable and awarded in December of each year. For 2027, your total compensation target is $13.5 million, and your actual attainment against this target will be determined by the Committee, in its good faith and reasonable discretion, based on your performance and other factors. Such target amount consists of the following: (a) your base salary of $650,000, (b) a cash bonus of $5.8 million, (c) the annual amortized value of your 2025 RSU grant award, valued at $1.25 million, (d) an ICAP award of AB Units valued at $3.45 million, generally made in mid-December and (e) an award of EQH equity valued at $2.35 million. Following vesting of your 2025 RSU grant on December 1, 2028, based on your assessed performance, your 2029 ICAP Award, comprised of AB Units, will be adjusted up by $1.25 million to represent the annual amortized value of your previous RSU grant award that has been deemed a portion of your total annual compensation. For the avoidance of doubt, based on overperformance, your compensation could exceed your total compensation target.
Benefits. You will remain eligible for benefits consistent with those benefits you are receiving in your current role including participation in the Company’s Change in Control Plan for Executive Officers. You are eligible for the standard perquisites provided to the CEO role.

Severance. In the event of the termination of your employment by the Company for any reason other than Cause (as defined below), death or disability or your resignation with Good Reason (as defined below), and subject to your signing a release (substantially in the form attached as Exhibit A) which will also include the restrictive covenant language below, the Company shall pay you: (a) severance equal to 1.5 times your annual base salary and annual bonus in effect at the time of termination (and not taking into account any reductions over the prior 6 months), (b) monthly payments equal to the cost of COBRA coverage for 18 months (on an after tax basis), (c) any earned but unpaid bonus from the prior year, to be paid when bonus payments are made to other senior executives for such year, and (d) pursuant to the terms and conditions of your ICAP award agreement(s), continued vesting of outstanding unvested equity awards in accordance with such agreements. For purposes of any equity or deferred compensation arrangement, a resignation with Good Reason shall be treated in the same manner as a termination without Cause.

Legal Fees. AB shall reimburse you or pay directly all legal fees reasonably incurred by you in connection with this Offer Letter up to a maximum amount of $25,000.

501 Commerce Street
Nashville, TN 37203
www.alliancebernstein.com

Restrictive Covenants. For a period of six (6) months from the date of the termination of your employment by the Company for any reason other than for Cause or disability or for six (6) months following your resignation with Good Reason, you will not provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director, or otherwise, to any person or entity that provides products or services that compete with any present or planned material business of AB prior to the date of termination; provided, that, nothing herein shall prevent you from being a passive owner of not more than 2% of the outstanding equity of any class of securities or any entity that owns or may acquire any corporation or business that competes with AB or any of its subsidiaries A “planned business” for purposes of the preceding sentence shall mean a business: (i) that you are aware that AB plans to enter within six (6) months after the date of the termination of your employment, (ii) that is material to the entity that plans to enter such business, and (iii) in which such entity has invested material resources (including time of senior management) in preparation for launch. You shall not be prohibited from providing services to a unit, division, subsidiary or affiliate of an entity which engages in a material business or planned business of AB so long as such unit, division, subsidiary or affiliate does not itself engage in such material business or planned business. For a period of twelve (12) months following the termination of your employment for any reason other than for Cause or for twelve (12) months following your resignation with Good Reason, you will not solicit (whether directly or on your behalf through your instruction to any other person or entity) the business of any customer or prospective customer of AB to provide products or services that compete with any material present or planned business of AB other than to obtain, maintain and/or service the customer’s business for AB; provided, however, that the foregoing restriction shall not be violated by general advertisements or marketing. For a period of twelve (12) months following the termination of your employment for any reason other than for Cause or for twelve (12) months following your resignation with Good Reason, you agree not to (whether directly or on your behalf through your instruction to any other person or entity) recruit, solicit or hire any employees of AB to work for you or any other person or entity. For the avoidance of doubt, this provision shall not be violated by general advertisements not focused upon any employee of AB.

Termination for “Cause” shall mean your termination by the Company because of any of the following: (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, material false statements or material misleading omissions, embezzlement, bribery, forgery, counterfeiting or extortion; (B) on a felony charge; or (C) on a charge equivalent to any of the charges set forth in clauses (A) and (B) in any jurisdiction that does not use such designations; (ii) your willful refusal to perform substantially your duties to the Company (other than as a result of your incapacity due to physical or mental illness or as a result of family or personal emergency) for a period of at least thirty (30) days following written notice of such refusal being delivered to you by the Board which notice specifically identifies the manner in which the Board believes you have refused; (iii) your willful violation of any material, written Company policy related to workplace conduct, including nondisclosure of confidential information, as may be in effect from time to time; or (iv) your willful engagement in any misconduct materially and demonstrably injurious to the Company. Poor performance shall not in and of itself be treated as Cause. No action or inaction by you shall be treated as willful unless done or omitted in bad faith and without a reasonable belief such actions or inactions were in the best interests of AB or its affiliates. You shall not be terminated for Cause as a result of following directions of the Board or the advice of counsel to the Company or any of its affiliates. The Company shall provide you with written notice of any action or inaction which the Company alleges constitutes Cause and not less than thirty (30) days following receipt of such written notice to cure, if curable. In any circumstance other than that which is described in prong (i) above, there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board (excluding you) at a meeting of the Board or the Executive Committee on its behalf, called and held for such purpose (after reasonable notice is provided to you and you, together with your counsel, are afforded the opportunity to present whatever facts you reasonably believe are relevant to the Board for its consideration) finding that you are guilty of the conduct described in prong (ii), (iii) or (iv) above.
Termination with “Good Reason” shall mean a termination of employment by you after having delivered to the Company a notice of termination specifying in reasonable detail the circumstances constituting Good Reason, within sixty (60) days after your knowledge of the occurrence of one or more of the following circumstances without your express written consent, which is not remedied by the Company within thirty (30) days of its receipt of the your notice of termination (provided that, in the event that the Company cures such circumstances, the notice of termination shall be nullified), and your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”)) occurs no later than 120 days following the initial existence of one or more of the circumstances giving rise to Good Reason:

(i)an assignment to you of duties materially inconsistent with your position as Chief Executive Officer of the Company (including offices, titles and reporting responsibilities), authority, duties or responsibilities, or the

501 Commerce Street
Nashville, TN 37203
www.alliancebernstein.com

diminution of your position (including offices, titles and reporting responsibilities), authority, duties or responsibilities, including if you are no longer the chief executive officer of a publicly traded AB entity;
(ii)your failure to be nominated to the Board or your removal from the Board;
(iii)any action or inaction that constitutes a material breach by the Company of this Offer Letter or any material equity agreement or other material compensation agreement or material arrangement;
(iv)the Company’s requiring you to be based at any office or location more than 25 miles commuting distance from New York City; or
(v)the failure of any successor to the Company to expressly agree to assume the obligations under this Offer Letter.
The intent of the parties is that payments and benefits under this Offer Letter be exempt from or comply with Code Section 409A; accordingly, to the maximum extent permitted, this Offer Letter will be interpreted to be in compliance therewith. If you are a “specified employee” on the date of your termination of employment, any payments to you will be delayed if and to the extent required by Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments is treated as a right to receive separate and distinct payments.

In the event that any of the payments or benefits that may be made or provided you, whether under this Offer Letter or any other agreement, plan, program and arrangement of the Company and its affiliates (all such payments collectively referred to herein as the “280G Payments”) are determined to constitute “parachute payments” within the meaning of Code Section 280G, and would, but for this paragraph, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Aggregate Payment after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this paragraph shall be made in a manner determined by the Company that is consistent with the requirements of Code Section 409A.

This Offer Letter confirms our entire understanding with respect to the subject hereof and supersedes any and all prior agreements and understandings whether written or oral, except for your current Offer Letter, which will remain in effect until the Effective Date. To confirm your acceptance and understanding of our offer, please electronically sign this letter. If you have any questions or would like to discuss, please reach out to me at your earliest convenience.

We look forward to your new role at AB and hope that your future here brings new challenges and opportunities!

Sincerely,

Catherine Spencer
SVP, Chief People Officer

Signed:______________________________        Date: ____________________________

501 Commerce Street
Nashville, TN 37203
www.alliancebernstein.com

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE AND AGREEMENT

This GENERAL RELEASE AND AGREEMENT (the “Agreement”) is made and entered into pursuant to the Offer Letter (“Offer Letter”) dated as of September 28, 2026, by and between Onur Erzan (“Employee”) and AllianceBernstein L.P. (the “Private Partnership”) and sets forth the agreement concerning the termination of employment of Employee with the Company (as defined below) (the Company and its current and former parents, subsidiaries and affiliates, and its and their respective current and former successors or predecessors and assigns, are collectively referred to herein as “AllianceBernstein”).

1.Employee acknowledges and agrees that Employee’s employment with the Company terminated on _________, 20__. Employee further acknowledges and agrees that, as of Employee’s termination date, Employee resigns from any and all officer positions and directorships Employee may hold with AllianceBernstein, if any. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, and provided Employee has not revoked this Agreement as set forth below, the Company will provide Employee the payments and other benefits set forth in the Offer Letter, less applicable withholdings, payable or provided at the times and in the manner set forth in the Offer Letter. No portion of this amount shall be considered compensation for any Company benefit plan or program.

2.In consideration of the payment and benefits described above, and for other good and valuable consideration, Employee by this instrument releases and forever discharges, AllianceBernstein and their representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, the “AllianceBernstein Releasees”) from: all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which Employee ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Employee’s execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Employee’s employment with or termination of employment from AllianceBernstein, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, genetic information, disability or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act; the Genetic Information Nondiscrimination Act; the Pregnancy Discrimination Act; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law; the New York City Human Rights

Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise (hereinafter, collectively referred to as the “Claims”). Claims shall not include any claim relating to: (i) obligations under this Agreement; (ii) obligations under the Offer Letter that survive in accordance with the terms thereof or this Agreement; (iii) obligations that, in each case, by their terms are to be performed after the date hereof (including, without limitation, obligations to Employee under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (iv) obligations to indemnify Employee respecting acts or omissions in connection with Employee’s service as a director, officer or employee of AllianceBernstein; (v) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (vi) Employee’s rights to obtain contribution in the event of the entry of judgment against Employee as a result of any act or failure to act for which both Employee, the Private Partnership, AllianceBernstein Holding L.P. (“Holding,” and together with the Private Partnership, the “Partnership”), AllianceBernstein Corporation (the “Corporation”, and together with the Partnership, the “Company”), or AllianceBernstein are jointly responsible; (vii) any rights that Employee may have as a unit holder of Holding; and (viii) facts or circumstances arising after the date hereof. This Agreement may not be cited as, and does not constitute an admission by AllianceBernstein of, any violation of any such law or legal obligation with respect to any Claims.

3.Employee represents and agrees that Employee has not filed any lawsuits or arbitrations against any AllianceBernstein Releasee, or filed or caused to be filed any charges or complaints against any AllianceBernstein Releasee with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization. Pursuant to and as a part of Employee’s release and discharge of the AllianceBernstein Releasees in respect of Claims, as set forth herein, with the sole exception of Employee’s right to bring a proceeding pursuant to the Older Workers Benefit Protection Act of 1990 to challenge the validity of Employee’s release of claims pursuant to the ADEA, Employee agrees, to the extent such agreement is not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against any AllianceBernstein Releasee in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the AllianceBernstein Releasees, and that occurred up to and including the date of Employee’s execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or to enforce this Agreement. To the extent any such action may be brought by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in this Agreement shall prevent Employee (or Employee’s attorneys) from (i) commencing an action or proceeding to enforce this Agreement, or (ii) exercising Employee’s right under the

Older Workers Benefit Protection Act of 1990 to challenge the validity of Employee’s waiver of ADEA claims set forth in paragraph 2 of this Agreement.

4.Employee represents, warrants and acknowledges that the Company owes Employee no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, notice pay, vacation pay, or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement or the Offer Letter and, if applicable, any EQH equity plan or employee benefit plan.

5.Employee agrees not to make intentionally disparaging remarks about AllianceBernstein, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against AllianceBernstein, except if testifying truthfully under oath pursuant to any subpoena, order, directive, request, or other legal process or otherwise required by law. The Company agrees not to make or cause to be made or authorize any public statements intentionally disparaging or defaming Employee, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Employee, except if testifying truthfully under oath pursuant to any subpoena, order, directive, request, or other legal process or otherwise required by law. The Company will also specifically instruct the members of the Board of Directors of the Corporation, the members of the Management Executive Committee of the Partnership, and any other individuals to be mutually agreed not to make or issue any communication, written or otherwise, that disparages or criticizes or reflects adversely on or encourages any adverse action against Employee, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

6.Employee confirms that Employee has delivered to the Company any and all property and equipment of the Company, including, without limitation, laptop computers, any other Company equipment, hardware, software and/or materials, Employee’s card key, identification card and passwords which may have been in Employee’s possession.

7.Upon service on Employee of any subpoena, order, directive, request or other legal process requiring Employee to engage in conduct encompassed within paragraphs 5 or 9 of this Agreement, Employee or Employee’s attorney shall immediately notify the Company of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive, request or other legal process and, to the extent permitted by such subpoena, order, directive, request or other legal process and applicable law, immediately send to the undersigned representative of the Company via overnight delivery (at the Company’s expense) a copy of said documents served upon Employee.

8.Employee agrees that Employee will, to the extent permitted by applicable law, reasonably assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by AllianceBernstein, or in connection with any ongoing or future investigation or dispute or claim of any kind involving AllianceBernstein, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by Employee or any act or omission by Employee, during the period that Employee was employed by AllianceBernstein. The Company shall reimburse Employee for reasonable expenses incurred in carrying out the provisions of this paragraph (including the cost of independent counsel if reasonably appropriate). Employee shall not be required to cooperate against his own legal interests.

9.Employee agrees to abide by the terms of the restrictive covenants set forth in the Offer Letter during the periods set forth therein, respectively.

10.Notwithstanding anything in this Agreement or the Offer Letter to the contrary, including but not limited to any confidentiality, non-disclosure, non-disparagement, or cooperation provisions, nothing in this Agreement or the Offer Letter waives or limits Employee’s right to report possible violations of law or regulation to any governmental agency or federal or state regulatory authority or self-regulatory organization, to make other disclosures that are protected under any law or regulation, to cooperate with any investigation or proceeding by a governmental agency, federal or state regulatory authority, or self-regulatory organization or to receive an award for information provided to any securities regulatory agency or authority.

11.This Agreement and the Offer Letter together constitute the entire agreement between the Company and Employee with respect to the subject matter herein. Employee affirms that, in entering into this Agreement, Employee is not relying upon any oral or written promise or statement (other than those in the Offer Letter and this Agreement) made by anyone at any time on behalf of AllianceBernstein.

12.This Agreement is binding upon Employee and Employee’s successors, assigns, heirs, executors, administrators and legal representatives.

13.If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon all parties hereto.

14.Without detracting in any respect from any other provision of this Agreement:

a.Employee, in consideration of the payments and benefits provided to Employee as described in paragraph 1 of this Agreement, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all Claims Employee has or may have against AllianceBernstein Releasees as set forth herein, including, but not limited to, all Claims arising under the ADEA, as amended, including, but not limited to, all claims of age discrimination in employment and all Claims of retaliation in violation of the ADEA; and Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms.

b.Employee understands that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date of Employee’s execution of this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.

c.The Company hereby advises Employee to consult with an attorney prior to executing this Agreement.

d.Employee acknowledges that Employee was informed that Employee had at least twenty-one (21) days in which to review and consider this Agreement, to review the information as required by the ADEA if applicable (provided that a copy of such information has been attached to and made part of this Agreement), and to consult with an attorney regarding the terms and effect of this Agreement.

15.Employee may revoke this Agreement within seven (7) days from the date Employee signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or Employee. Any revocation must be in writing and received by the Company by 5:00 p.m. on the seventh day after this Agreement is executed and delivered by Employee. Such revocation must be sent to Mark Manley, General Counsel and Corporate Secretary, 501 Commerce Street, Nashville, TN 37203.

16.This Agreement may not be changed or altered, except by a writing signed by an authorized executive officer of each of Holding, the Private Partnership, the Corporation and Employee. The laws of the State of New York will apply to any dispute concerning this Agreement.

17.Employee understands and agrees that the terms set out in this Agreement shall survive the signing of this Agreement and receipt of benefits hereunder.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

Date: ____________________________

_________________________________
Onur Erzan

On this ___ day of _________ 20__, before me personally came _________________, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

Notary Public

AllianceBernstein L.P.
By: AllianceBernstein Corporation, General Partner

By: _______________________ Date:__________
Mark Manley
General Counsel
51971283.13